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                                                                   EXHIBIT 99(a)
                                                --------------------------------
[LOGO] BANPONCE                                 BANPONCE CORPORATION
       CORPORATION                              PO Box 362708
                                                San Juan, Puerto Rico 00936-2708
                                                Telephone (809) 765-9800

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
(787) 754-1685

January 8, 1997                                                     News Release


            BANPONCE CORPORATION AND SUBSIDIARIES (THE CORPORATION)
                 EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1996


         BanPonce Corporation reported net income of $185.2 million for the year ended December 31, 1996, an increase of $38.8 million or 26.5% from the net income of $146.4 million obtained in 1995. Earnings per common share (EPS) for the year were $2.68, based on 66,022,312 average shares outstanding, compared with $2.10 for 1995, based on 65,816,300 average shares outstanding, after adjusting for the stock split in the form of a dividend of one share for each share outstanding effected on July 1, 1996. The net income for 1996 represented a return on assets (ROA) of 1.14% and return on common equity (ROE) of 16.15%, an improvement from the previous year's 1.04% and 14.22%, respectively.

         Net earnings for the last quarter of 1996 reached $47.7 million or $0.69 per common share, based on 66,088,506 average shares outstanding, compared with $46.3 million or $0.67 per common share for the third quarter of 1996, based on 66,048,673 average shares outstanding. Net earnings for the last quarter of 1995, totaled $40.3 million or $0.58 per common share, based on 65,897,272 average shares outstanding. The results for the last quarter of 1996 represented an ROA of 1.13% and ROE of 15.76%, compared with 1.05% and 14.82%, respectively, for the same period in 1995, and 1.10% and 15.94% for the third quarter of 1996.

         The Corporation's results of operations for the quarter ended December 31, 1996, reflected an increase of $6.2 million in net interest income, a decrease in income taxes of $3.3 million, and an increase of $1.4 million in other revenues, when compared with the quarter ended on September 30, 1996. These improvements were partially offset by an increase in operating expenses of $8.5 million and a provision for loan losses higher by $1.0 million.

         The earnings performance for 1996, when compared with 1995, reflects a growth of $97.1 million in net interest income along with an improvement of $32.2 million in non-interest revenues,
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2 - BANPONCE CORPORATION 1996 YEAR-END RESULTS


tempered by a rise of $55.1 million in operating expenses, $24.3 million in the provision for loan losses and $11.1 million in income taxes.

         The rise in net interest income resulted mainly from the growth of $2.1 billion in the average volume of earning assets driven primarily by a $1.1 billion increase in money market investments and investment securities together with an increase of $457 million and $259 million in commercial and mortgage loans, respectively. The net interest yield for the year ended December 31, 1996, was 4.49% compared with 4.44% for 1995. The net interest yield for the last quarter of 1996, was 4.54% compared with 4.40% for the quarter ended September 30, 1996. As anticipated, the repeal of Section 936 of the U.S. Internal Revenue Code in August 1996, caused a reduction in the volume of 936 funds during the latter part of 1996, although at a lower pace than originally expected. Most of the funds withdrawn were replaced with conventional funds carrying a higher cost, moving the cost of funds slightly upward during the fourth quarter of 1996.

         The provision for loan losses rose to $88.8 million for the year ended 1996, compared with $64.5 million a year earlier. The increase in the provision, which is in line with the rises in the loan portfolio and net charge-offs, demonstrates management's commitment to maintain the adequacy of the allowance for loan losses to absorb potential write-offs in the portfolio. Net charge-offs for the year ended December 31, 1996, were $72.1 million or 0.78% of average loans, compared with $50.0 million or 0.61% of average loans for 1995. The increase in net charge-offs was mostly reflected in the consumer and leasing portfolios.

         Total non-interest income, including securities and trading gains, amounted to $205.5 million for 1996, compared with $173.3 million a year earlier, resulting in an increase of $32.2 million or 18.6%. This increase was fueled by a rise of $15.5 million in other operating income and $13.3 million in other service fees. The Corporation's leasing subsidiaries accounted for a large portion of the increase in other operating income principally as a result of higher revenues related to the daily rental business. Also, there was an increase in gains on sale of mortgage loans mostly at Equity One and Puerto Rico Home Mortgage, and higher income from investment banking services provided by BP Capital Markets. The rise in other service fees is primarily attributable to a higher volume of electronic services provided by Banco Popular de Puerto Rico (BPPR), including rent of point-of-sale terminals, debit card fees, merchant transaction fees and ATM interchange income. Also,
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3 - BANPONCE CORPORATION 1996 YEAR-END RESULTS


investment product fees, mainly resulting from the sale and administration of mutual funds, rose $2.4 million. Service charges on deposit accounts increased $7.2 million, largely reflecting a higher volume of deposits, a broader variety of services offered to commercial accounts at BPPR, together with revisions made to the fee structure.

         The gains on sale of investment securities available-for-sale for 1996 amounted to $3.1 million, compared with $5.4 million for 1995. Trading profits totaled $0.1 million in 1996 compared with $1.8 million the year before.

         Operating expenses for 1996 reached $541.9 million, compared with $486.8 million in 1995. This increase was largely reflected in the personnel costs category, which grew $24.2 million principally as a result of the Corporation's expansion and incentive pay to compensate sales efforts. Pension costs and other fringe benefits also increased, reflecting a rise in medical plan costs and in pension and postretirement benefit expenses. In addition, an expense of $1.2 million was incurred by BPPR for staff uniforms in order to emphasize its corporate image at all branches. Profit sharing expense rose $3.7 million, as a result of higher eligible salaries and stronger profitability ratios.

         Other operating expenses rose $30.9 million to $268.7 million for 1996, compared with $237.8 million in 1995. The rise in other operating expenses was primarily in equipment expenses, professional fees, business promotion, occupancy and communication expenses. These increases are directly related to the growth and expansion of the Corporation's business activities, development of new products and services, and the costs associated with the continued enhancement of existing products, technological capabilities and delivery channels. Also increasing other operating expenses this year was a $1.2 million expense recorded by Banco Popular, FSB, as a result of a one-time assessment to capitalize the Savings Association Insurance Fund (SAIF). Partially offsetting these increases, was a reduction in the FDIC assessment of $10.3 million, as a result of a decrease in the assessment rate during the third quarter of 1995, when the Bank Insurance Fund (BIF) reached its statutory level. The increase in income tax mostly results from a higher pre-tax income.

         The Corporation's total assets at December 31, 1996, amounted to $16.7 billion, compared with $15.7 billion at December 31, 1995. Most of the growth in total assets pertains to BPPR and
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4 - BANPONCE CORPORATION 1996 YEAR-END RESULTS


Equity One, which rose $789 million and $224 million, respectively. Total loans amounted to $9.8 billion at December 31, 1996, compared with $8.7 billion a year ago. Commercial loans reflected the largest growth, followed by consumer loans.

         The allowance for loan losses amounted to $185.6 million as of December 31, 1996, or 1.90% of loans and 123.92% of non-performing assets, compared with $168.4 million or 1.94% and 108.62% at the same date in 1995. Non-performing assets at December 31, 1996, were $149.8 million or 1.53% of loans, compared with $155.0 million or 1.79% at the end of 1995.

         Total deposits were $10.8 billion at December 31, 1996, compared with $9.9 billion at December 31, 1995. A significant portion of the increase was attained at BPPR, where total deposits increased $732 million. At December 31, 1996, the Corporation maintained $2.2 billion in 936 funds or 14.4% of its liabilities, compared with $3.2 billion or 20.6% at the end of the previous quarter.

         At December 31, 1996, stockholders' equity was $1.26 billion, compared with $1.14 billion at December 31, 1995. The allowance for unrealized holding gains on securities available-for-sale net of deferred taxes, amounted to $1.7 million at December 31, 1996, compared with $16.2 million a year ago.

         The market value of the Corporation's common stock at December 31, 1996, was $33.75, compared with $19.38 at December 31, 1995. At December 31, 1996, the Corporation's common stock had a book value per share of $17.59. At the same date, the Corporation's market capitalization was $2.2 billion.

         The Corporation continues expanding its geographic scope with the signing of four definitive purchase agreements during the last quarter of 1996. In December 1996, the Corporation announced the acquisition of Seminole National Bank in Sanford, Florida. Seminole National Bank, with assets of approximately $26 million and deposits of $22 million, operates three branches in Sanford and Orlando. This acquisition, which is expected to be completed during the first quarter of 1997, constitutes an important step toward the Corporation's geographical diversification, as it opens the door to a new market with a large Hispanic population.

         Also, in September 1996, the Corporation signed an agreement to acquire National Bancorp, the holding company of American Midwest Bank & Trust in Chicago, Illinois. American Midwest Bank, with assets of $175 million and deposits of $146 million at November 1996, operates two
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5 - BANPONCE CORPORATION 1996 YEAR-END RESULTS


branches in Melrose Park. In addition, as previously announced, the Corporation signed a definitive agreement to acquire CBC Bancorp and its two banking subsidiaries, Capitol Bank & Trust in Chicago and Capitol Bank of Westmont. Through these acquisitions the Corporation will increase its existing franchise in the Chicago market to approximately $960 million in assets, $800 million in deposits and 10 branches.

         Furthermore, on December 30, 1996, the Corporation announced an agreement for the acquisition of Roig Commercial Bank. Roig Commercial Bank operates 25 branches, mainly located in the eastern part of Puerto Rico, with assets of approximately $900 million and deposits of $650 million. All of these transactions are now awaiting the approval of regulatory agencies.

         Earlier in 1996, the Corporation acquired all the common stock of CombanCorp, the bank holding company of Commerce National Bank, located in California. This banking operation, which added to the Corporation three branches, $75 million in assets and $63 million in deposits, later acquired the only branch BPPR operated in Los Angeles at the time.

         Other geographic expansions during 1996, include the first international investment made in March 1996, with the purchase of 20% of the common stock of Jamaica's fourth largest financial institution, CitizensBank, and other investments in Costa Rica and the Dominican Republic to establish ATM networks in those countries.

         In the last quarter of 1996, as part of a strategy to emphasize BanPonce's strong Hispanic ties, the Corporation's subsidiary banks operating in California and Illinois, previously known as Commerce National Bank and Pioneer Bank & Trust Company, respectively, changed their names to Banco Popular, N.A. (California) and Banco Popular, Illinois.


                                     * * *
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BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                                     Fourth           FOR THE YEAR ENDED
                                                         1996               1995     Quarter              DECEMBER 31
                                                ----------------------------------- 1996-1995  -----------------------------------
                                                  FOURTH       Third        Fourth   Percent                              Percent
                                                 QUARTER      Quarter      Quarter   Variance     1996          1995      Variance
                                                ----------------------------------- ---------  -----------------------------------
SUMMARY OF OPERATIONS

Interest income                                 $  332,854  $  327,097   $  298,311    11.58%  $1,272,853     $1,105,807   15.11%
Interest expense                                   154,445     154,861      142,191     8.62      591,540        521,624   13.40
                                                --------------------------------------------------------------------------------

Net interest income                                178,409     172,236      156,120    14.28      681,313        584,183   16.63
Provision for loan losses                           23,458      22,436       21,227    10.51       88,839         64,558   37.61
                                                --------------------------------------------------------------------------------

Net interest income after provision
  for loan losses                                  154,951     149,800      134,893    14.87      592,474        519,625   14.02

Other operating income                              54,522      46,704       44,083    23.68      202,269        166,185   21.71
Gain (loss) on sale of securities                   (2,525)      4,911        3,306                 3,095          5,368
Trading account profit (loss)                          769        (216)       1,193                   108          1,785
                                                --------------------------------------------------------------------------------

Total other income                                  52,766      51,399       48,582     8.61      205,472        173,338   18.54

Salaries and benefits                               64,752      62,304       57,250    13.10      250,555        230,072    8.90
Profit sharing                                       5,148       5,789        4,735     8.72       22,692         19,003   19.41
Other operating expenses                            74,023      67,360       62,212    18.99      268,672        237,758   13.00
                                                --------------------------------------------------------------------------------

Total operating expenses                           143,923     135,453      124,197    15.88      541,919        486,833   11.32
                                                --------------------------------------------------------------------------------

Income before income tax                            63,794      65,746       59,278     7.62      256,027        206,130   24.21
Income tax                                          16,114      19,473       19,026   (15.31)      70,877         59,769   18.58
                                                --------------------------------------------------------------------------------

Net income                                      $   47,680  $   46,273   $   40,252    18.45   $  185,150     $  146,361   26.50
                                                ================================================================================

Net income applicable to common stock           $   45,593  $   44,186   $   38,164    19.47   $  176,800     $  138,011   28.11
                                                ================================================================================

Earnings per common share:
 Net income *                                   $     0.69  $     0.67   $     0.58    19.12   $     2.68     $     2.10   27.71
                                                ================================================================================

Average common shares outstanding *             66,088,506  66,048,673   65,897,272            66,022,312     65,816,300
Common shares outstanding at end of period *    66,088,506  66,048,673   65,897,272            66,088,506     65,897,272

* Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effected on July 1, 1996.





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
BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands)


                                                                                     Fourth           FOR THE YEAR ENDED
                                                         1996               1995     Quarter              DECEMBER 31
                                                ----------------------------------- 1996-1995  -----------------------------------
                                                  FOURTH       Third        Fourth   Percent                              Percent
                                                 QUARTER      Quarter      Quarter   Variance     1996          1995      Variance
                                                ----------------------------------- ---------  -----------------------------------
SELECTED AVERAGE BALANCES
Total assets                                   $16,851,602  $16,796,305  $15,182,816    10.99  $16,301,082    $14,118,183   15.46
Loans                                            9,668,133    9,386,931    8,548,163    13.10    9,210,964      8,217,834   12.09
Earning assets                                  15,794,335   15,769,433   14,276,343    10.63   15,306,311     13,244,170   15.57
Interest-bearing liabilities                    13,145,397   13,285,087   11,917,612    10.30   12,778,488     10,991,569   16.26
Stockholders' equity                             1,250,309    1,202,292    1,121,219    11.51    1,194,511      1,070,482   11.59

PERFORMANCE RATIOS
Net interest yield *                                  4.54%        4.40%        4.40%                 4.49%          4.44%
Return on assets                                      1.13         1.10         1.05                  1.14           1.04
Return on common equity                              15.76        15.94        14.82                 16.15          14.22

CREDIT QUALITY DATA
Nonperforming assets                           $   149,752  $   153,400  $   155,031    (3.41) $   149,752    $   155,031   (3.41)
Net loans charged-off                               20,256       18,796       17,264    17.33       72,060         49,963   44.23
Allowance for loan losses                          185,574      182,372      168,393    10.20      185,574        168,393   10.20
Nonperforming assets to total assets                  0.90%        0.92%        0.99%                 0.90%          0.99%
Allowance for losses to loans                         1.90         1.90         1.94                  1.90           1.94

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets                                   $16,711,570  $16,755,578  $15,675,451           $16,711,570    $15,675,451    6.61
Loans                                            9,779,029    9,589,288    8,677,484             9,779,029      8,677,484   12.69
Earning assets                                  15,429,454   15,666,003   14,668,195            15,429,454     14,668,195    5.19
Interest-bearing liabilities                    12,798,755   13,158,716   12,246,017            12,798,755     12,246,017    4.51
Stockholders' equity                             1,262,532    1,220,105    1,141,697             1,262,532      1,141,697   10.58





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